    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 15, 2000.


                                                      REGISTRATION NO. 333-39008
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 7

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                       AVISTAR COMMUNICATIONS CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                           3576                          88-0383089
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)         IDENTIFICATION NUMBER)

                       555 TWIN DOLPHIN DRIVE, SUITE 360
                        REDWOOD SHORES, CALIFORNIA 94065
                                 (650) 610-2900
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               GERALD J. BURNETT
                       AVISTAR COMMUNICATIONS CORPORATION
                       555 TWIN DOLPHIN DRIVE, SUITE 360
                        REDWOOD SHORES, CALIFORNIA 94065
                                 (650) 610-2900
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

              THOMAS S. LOO, ESQ.                              DANIEL CLIVNER, ESQ.
             R. RANDALL WANG, ESQ.                          SIMPSON THACHER & BARTLETT
                 BRYAN CAVE LLP                         10 UNIVERSAL CITY PLAZA-SUITE 1850
            120 BROADWAY, SUITE 300                      UNIVERSAL CITY, CALIFORNIA 91608
      SANTA MONICA, CALIFORNIA 90401-2305                         (818) 755-7000
                 (310) 576-2100                                (818) 755-7009 (FAX)
              (310) 576-2200 (FAX)

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE


     This Amendment is being filed solely for the purpose of refiling Exhibit 10.8.1.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following sets forth the estimated expenses and costs (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of our common stock registered hereby.

SEC registration fee........................................  $   16,395
NASD filing fee.............................................  $    6,250
Blue Sky fees and expenses (including legal fees)...........       7,500
Nasdaq National Market application fee......................      95,000
Printing and engraving expenses.............................     250,000
Registrar and transfer agent fees...........................      20,000
Other legal fees and expenses...............................     600,000
Accounting fees and expenses................................     400,000
D & O Insurance(A)..........................................           0
Miscellaneous...............................................       4,855
                                                              ----------
Total.......................................................  $1,400,000
                                                              ==========

------------------
(A) The Company's D & O Insurance premium will be amortized to expense over the policy period.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant's certificate of incorporation limits the liability of the Registrant's directors to the maximum extent permitted by Delaware law. Delaware law provides that the directors of a corporation will not be personally liable to the corporation and its stockholders for monetary damages for breach of the fiduciary duties as directors, except liability for any of the following:

     - any breach of their duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     - unlawful payments of dividends or unlawful stock repurchases or redemptions; or

     - any transaction from which the director derived an improper personal benefit.

     This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

     The Registrant's certificate of incorporation provides that it may indemnify any of its directors, officers or employees to the fullest extent permitted by law. The Registrant's bylaws provide that it will indemnify its directors and officers, and that it may indemnify its employees and other agents, to the fullest extent permitted by law. The bylaws also permit the Registrant to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification.

     The Registrant has entered into agreements to indemnify its directors and executive officers, in addition to indemnification provided for in its Bylaws. These agreements, among other things, provide for indemnification of the Registrant's directors and executive officers for expenses, judgments, fines, and settlement amounts incurred by any such person in any action or proceedings arising out of such person's services as a director or executive officer or at the Registrant's request. The Registrant also maintain directors' and officers' liability insurance.

     The Underwriting Agreement, the form of which is filed as Exhibit 1.1 to this Registration Statement, will provide for indemnification for specified matters by the underwriters of the Registrant, its directors, its officers who sign the registration statement, and the Registrant's controlling persons for certain liabilities, including liabilities arising under the Securities Act.

ITEM 15. SALES OF UNREGISTERED SECURITIES

     The following information gives effect to the one-for-five revenue stock split effected in July 2000.

     In March 2000, registrant was incorporated in the State of Delaware as the successor to Avistar Systems Corporation, a Nevada corporation ("Predecessor"), which merged with and into registrant in a migratory merger. In connection with this transaction, registrant issued an aggregate of 1,850,825 shares of common stock and 17,067,369 shares of preferred stock to the former stockholders of Predecessor. The issuance of these shares was exempt from registration pursuant to Rule 145(a)(2) of the Securities Act of 1933, as amended.

     During the past three years, Predecessor has issued unregistered securities to a limited number of persons, as described below. None of these transactions involved any underwriters or any public offerings and registrant believes that each of these transactions was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof, Regulation D promulgated thereunder or Rule 701 pursuant to compensatory benefit plans and contracts related to compensation as provided under Rule 701. The recipients of the shares of Common Stock in these transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in these transactions. All recipients had adequate access to information about registrant through their relationship with registrant.

     On December 9, 1999, Predecessor issued 1,067,369 shares of its Series B Preferred Stock to a limited number of accredited investors, including UBS
(USA), Inc., for an aggregate of $5,336,843.

     On December 31, 1997, Avistar Systems, Limited Partnership, a Nevada limited partnership ("ASLP"), entered into an acquisition agreement with Predecessor to convey all of ASLP's assets, and transfer all of ASLP's liabilities, to Predecessor. In exchange, Predecessor issued to ASLP 16,000,000 shares of series A convertible preferred stock and 2,171,400 shares of common stock of Predecessor.

     From December 31, 1997 to July 21, 2000, Registrant and Predecessor granted stock options to purchase an aggregate of 3,116,750 shares of common stock at exercise prices ranging from $0.0005 to $17.25 per share to employees, consultants and affiliates, including the following executive officers and directors: Mr. Campbell, Mr. Heimark, Mr. Hughes, Mr. Afridi, Mr. Arisco, Mr. Barsotti, Ms. Calaby, Mr. Lauwers, Mr. Ludwig, Mr. Brody and Mr. Solo. During that period, options to acquire 823,050 shares of common stock were exercised at an exercise price of $0.25 per share by the following executive officers and directors: Mr. Hughes, Mr. Afridi, Mr. Arisco, Mr. Barsotti, Ms. Calaby, Mr. Lauwers and Mr. Ludwig.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     The exhibits and financial statements schedules filed as part of this registration statement are as follows:

     (a) Exhibits.

EXHIBIT
 NUMBER                            DESCRIPTION
--------                           -----------
 1.1oo     Form of Underwriting Agreement
 2.1**oo   Acquisition Agreement by and among Avistar Systems
           Corporation and Avistar Systems, Limited Partnership, dated as of December 31, 1997
 2.2oo     Agreement and Plan of Merger between Avistar Corporation,
           f/k/a Avistar Systems Corporation, a Delaware corporation, and Avistar Systems Corporation, a Nevada corporation, dated
           March 28, 2000
 2.3oo     Contribution Agreement between Avistar Systems Corporation,
           Collaboration Properties, Inc. and the stockholders of
           Collaboration Properties, Inc. dated March 31, 2000
 2.4oo     Contribution Agreement between Avistar Systems Corporation,
           VCT, Inc. and the stockholders of VCT, Inc. dated March 31,
           2000
 3.1oo     Second Amended and Restated Certificate of Incorporation
 3.2oo     Form of Restated Certificate of Incorporation upon offering
 3.3oo     Bylaws of Avistar Communications Corporation
 4.1oo     Specimen Certificate evidencing shares of Common Stock
 5.1oo     Form of Opinion of Bryan Cave LLP regarding legality of the common stock
10.1oo     Avistar Communications Corporation 1997 Stock Option Plan,
           as amended
10.1.1oo   Avistar Systems Corporation 1997 Stock Option Plan Stock
           Option Agreement
10.2oo     Avistar Communications Corporation 2000 Stock Option Plan
10.3oo     Avistar Communications Corporation 2000 Director Option Plan
10.4oo     Avistar Communications Corporation Director Option Agreement
10.5oo     Avistar Communications Corporation Indemnification Agreement
10.6oo     Master lease for the premises located at 555 Twin Dolphin
           Drive, Suite 360, Redwood City, California, between Spieker
           Properties, L.P. and Entex Information Services, Inc., dated
           August 10, 1998
10.7oo     Sublease by and between Entex Information Services, Inc. and
           Avistar Systems Corporation, dated July 23, 1999
10.8oo+    Preferred Supplier Agreement dated June 24, 1997 by and
           between Avistar and Tandberg, Inc., including modifications
           Nos. 1, 2, 3 and 4
10.8.1+    Modification No. 5 to Preferred Supplier Agreement dated
           June 24, 1997 by and between Avistar and Tandberg, Inc.
10.9oo     Amended and Restated Secured Non-recourse Revolving
           Promissory Note in the principal amount of $9,084,074 by and between Avistar Systems Corporation and Collaborative
           Holdings, dated November 18, 1999
10.10oo    Accounts Receivable Financing Agreement between Silicon
           Valley Bank and Avistar Systems Corporation dated May 26,
           2000
10.11oo    Secured Nonrecourse Revolving Promissory Note of
           Collaboration Properties, Inc. in the principal amount of
           $1,783,989.73 issued in favor of the Burnett Revocable Trust dated April 30, 2000
10.12oo    Secured Nonrecourse Revolving Promissory Note of
           Collaboration Properties, Inc. in the principal amount of
           $716,359.94 issued in favor of the Heinrichs Revocable Trust dated April 30, 2000
10.13oo    Secured Nonrecourse Revolving Promissory Note of
           Collaboration Properties, Inc. in the principal amount of
           $109,915.08 in favor of William L. Campbell dated April 30,
           2000
10.14**oo  Collaboration Properties, Inc. Series A Preferred Stock
           Purchase Agreement dated December 9, 1999
10.15**oo  Avistar Systems Corporation Series B Preferred Stock
           Purchase Agreement, dated December 9, 1999
10.15.1oo  Amendment No. 1 to the Series B Preferred Stock Purchase
           Agreement

EXHIBIT
 NUMBER                            DESCRIPTION
--------                           -----------
10.16oo    Avistar Systems Corporation Registration and Information
           Rights Agreement dated December 9, 1999
21.1oo     Subsidiaries of the Company
23.1oo     Consent of Bryan Cave LLP (included in Exhibit 5.1)
23.2oo     Consent of Arthur Andersen LLP
24.1oo     Power of Attorney
27.1oo     Financial Data Schedule

-------------------------
** The Registrant hereby agrees to furnish supplementally a copy of any omitted schedules to the Commission upon request.

+ Portions of the exhibit have been omitted pursuant to a request for confidential treatment and the omitted portions have been separately filed with the Commission.

oo  Previously filed.

(b) Financial Statement Schedules.

     Schedule II -- Valuation and qualifying accounts. See page II-7.

     All other Financial Statement Schedules have been omitted because of the absence of conditions under which they would be required or because the required information has been included in the financial statements.

ITEM 17. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions of Item 14 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 7 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood Shores, State of California on August 15, 2000.


                                          AVISTAR COMMUNICATIONS CORPORATION

                                          By:   /s/ R. STEPHEN HEINRICHS
                                            ------------------------------------
                                                    R. Stephen Heinrichs
                                            Vice-Chairman of the Board and Chief
                                                     Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 7 to Registration Statement has been signed by the following persons in the capacities indicated on the date set forth opposite their names.



                      SIGNATURE                                    TITLE                    DATE
                      ---------                                    -----                    ----
               /s/ GERALD J. BURNETT*                    Chairman of the Board and     August 15, 2000
-----------------------------------------------------     Chief Executive Officer
                  Gerald J. Burnett

              /s/ R. STEPHEN HEINRICHS                   Vice-Chairman of the Board    August 15, 2000
-----------------------------------------------------   and Chief Financial Officer
                R. Stephen Heinrichs                   (Principal Accounting Officer)

              /s/ WILLIAM L. CAMPBELL*                            Director             August 15, 2000
-----------------------------------------------------
                 William L. Campbell

                /s/ WILLIAM R. BRODY*                             Director             August 15, 2000
-----------------------------------------------------
                  William R. Brody

                 /s/ DAVID M. SOLO*                               Director             August 15, 2000
-----------------------------------------------------
                    David M. Solo

            *By /s/ R. STEPHEN HEINRICHS
  ------------------------------------------------
                R. Stephen Heinrichs
                  Attorney-in-Fact

              AVISTAR COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                                                  BALANCE AT    ADDITIONS                   BALANCE AT
                                                  BEGINNING     CHARGED TO                    END OF
                  DESCRIPTION                     OF PERIOD     OPERATIONS    WRITE-OFFS      PERIOD
                  -----------                     ----------    ----------    ----------    ----------
                                                                     (IN THOUSANDS)
Allowance for Doubtful Accounts Period Ended:
  December 31, 1997.............................     $230          $17           $ --          $247
                                                     ====          ===           ====          ====
  December 31, 1998.............................     $247          $25           $ --          $272
                                                     ====          ===           ====          ====
  December 31, 1999.............................     $272          $--           $(32)         $240
                                                     ====          ===           ====          ====

                               INDEX TO EXHIBITS

EXHIBIT
 NUMBER                            DESCRIPTION
--------                           -----------
 1.1oo     Form of Underwriting Agreement
 2.1**oo   Acquisition Agreement by and among Avistar Systems
           Corporation and Avistar Systems, Limited Partnership, dated as of December 31, 1997
 2.2oo     Agreement and Plan of Merger between Avistar Corporation,
           f/k/a Avistar Systems Corporation, a Delaware corporation, and Avistar Systems Corporation, a Nevada corporation, dated
           March 28, 2000
 2.3oo     Contribution Agreement between Avistar Systems Corporation and the stockholders of Collaboration Properties, Inc. dated
           March 31, 2000
 2.4oo     Contribution Agreement between Avistar Systems Corporation and the stockholders of VCT, Inc. dated March 31, 2000
 3.1oo     Second Amended and Restated Certificate of Incorporation
 3.2oo     Form of Restated Certificate of Incorporation upon offering
 3.3oo     Bylaws of Avistar Communications Corporation
 4.1oo     Specimen Certificate evidencing shares of Common Stock
 5.1oo     Form of Opinion of Bryan Cave LLP regarding legality of the common stock
10.1oo     Avistar Communications Corporation 1997 Stock Option Plan,
           as amended
10.1.1oo   Avistar Systems Corporation 1997 Stock Option Plan Stock
           Option Agreement
10.2oo     Avistar Communications Corporation 2000 Stock Option Plan
10.3oo     Avistar Communications Corporation 2000 Director Option Plan
10.4oo     Avistar Communications Corporation Director Option Agreement
10.5oo     Avistar Communications Corporation Indemnification Agreement
10.6oo     Master lease for the premises located at 555 Twin Dolphin
           Drive, Suite 360, Redwood City, California, between Spieker
           Properties, L.P. and Entex Information Services, Inc., dated
           August 10, 1998
10.7oo     Sublease by and between Entex Information Services, Inc. and
           Avistar Systems Corporation, dated July 23, 1999
10.8oo+    Preferred Supplier Agreement dated June 24, 1997 by and
           between Avistar and Tandberg, Inc., including modifications
           Nos. 1, 2, 3, and 4
10.8.1+    Modification No. 5 to Preferred Supplier Agreement dated
           June 24, 1997 by and between Avistar and Tandberg, Inc.
10.9oo     Amended and Restated Secured Non-recourse Revolving
           Promissory Note in the principal amount of $9,084,074 by and between Avistar Systems Corporation and Collaborative
           Holdings, dated November 18, 1999
10.10oo    Accounts Receivable Financing Agreement between Silicon
           Valley Bank and Avistar Systems Corporation dated May 26,
           2000
10.11oo    Secured Nonrecourse Revolving Promissory Note of
           Collaboration Properties, Inc. in the principal amount of
           $1,783,989.73 issued in favor of the Burnett Revocable Trust dated April 30, 2000
10.12oo    Secured Nonrecourse Revolving Promissory Note of
           Collaboration Properties, Inc. in the principal amount of
           $716,359.94 issued in favor of the Heinrichs Revocable Trust dated April 30, 2000
10.13oo    Secured Nonrecourse Revolving Promissory Note of
           Collaboration Properties, Inc. in the principal amount of
           $109,915.08 in favor of William L. Campbell dated April 30,
           2000
10.14**oo  Collaboration Properties, Inc. Series A Preferred Stock
           Purchase Agreement dated December 9, 1999
10.15**oo  Avistar Systems Corporation Series B Preferred Stock
           Purchase Agreement, dated December 9, 1999

EXHIBIT
 NUMBER                            DESCRIPTION
--------                           -----------
10.15.1oo  Amendment No. 1 to the Series B Preferred Stock Purchase
           Agreement
10.16oo    Avistar Systems Corporation Registration and Information
           Rights Agreement dated December 9, 1999
21.1oo     Subsidiaries of the Company
23.1oo     Consent of Bryan Cave LLP (included in Exhibit 5.1)
23.2oo     Consent of Arthur Andersen LLP
24.1oo     Power of Attorney
27.1oo     Financial Data Schedule

-------------------------
** The Registrant hereby agrees to furnish supplementally a copy of any omitted schedules to the Commission upon request.

+ Portions of the exhibit have been omitted pursuant to a request for confidential treatment and the omitted portions have been separately filed with the Commission.

oo  Previously filed.